EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT, dated September 18, 1995, by and between EM Laboratories, Incorporated and Merck KGaA.

                   ASSIGNMENT AND ASSUMPTION AGREEMENT


             THIS AGREEMENT, dated the 18th day of September, 1995, by and between EM LABORATORIES, INCORPORATED, a New York
Corporation ("EM Laboratories"), and MERCK KGaA ("Merck"), a German
Corporation:

                           W I T N E S S E T H

             WHEREAS, EM Industries, Incorporated ("EMI") and VWR
Corporation ("VWR") have entered into a Common Share and Debenture
Purchase Agreement, dated May 24, 1995 (the "Purchase Agreement"), pursuant to which VWR has agreed to issue and sell to EM Industries on the Closing Date (as defined in the Purchase Agreement) an aggregate of 6,832,797 shares of the authorized but unissued Common Shares of VWR at a purchase price of $12.44 per share and a subordinated debenture in the principal amount of $135,000,000;


             WHEREAS, Section 14.6 of the Purchase Agreement provides:

             "Assignment; Successors. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto. The Company may not assign its rights and delegate its duties and obligations under this Agreement without the prior written consent of the Purchaser, and the Purchaser may not assign its rights or delegate its duties and obligations under this Agreement without the prior written consent of the Company and, in the absence of such consent, any such purported assignment or delegation shall be void; provided, however, that the Purchaser may assign its rights and delegate its duties and obligations under this Agreement and the Debenture without such consent to an Affiliate of the Purchaser, which Affiliate (referred to herein as the "Assignee") may, following duly authorized execution and delivery of an agreement assuming the obligations of the Purchaser hereunder reasonably satisfactory to the Company, accept title to the Purchased Shares, Debenture and/or
             Debenture Shares. In the event that the Purchaser assigns its rights and delegates all of its obligations under this Agreement or the Debenture in accordance with this Section, all references to the Purchaser herein shall refer to the Assignee as well as to the Purchaser and the Purchaser shall be jointly and severally liable with the Assignee for the performance of its obligations hereunder."

             WHEREAS, EMI has assigned and EM Laboratories has assumed all of EMI's rights and obligations under the Purchase Agreement in an Assignment and Assumption Agreement dated June 16, 1995;

             WHEREAS, Merck is an Affiliate (as defined in the Purchase Agreement) of EM Industries;

             NOW, THEREFORE, in consideration of valuable consideration, receipt of which is hereby acknowledged, as payment in full for the rights, obligations, and claims hereby transferred, and of the agreements herein contained, the parties hereby agree as follows:

             SECTION 1.   Assignment and Assumption of Rights

             1.1 EM Laboratories hereby assigns and transfers all of its rights to the Debenture and the Debenture Shares under the Purchase Agreement to Merck.

             1.2 Merck hereby accepts all of EM Laboratories' assigned and transferred rights to the Debenture and the Debenture Shares under the Purchase Agreement from EM Laboratories.

             SECTION 2.  Delegation and Assumption of Obligations

             2.1 EM Laboratories hereby delegates all of its obligations and duties with respect to the Debenture and the Debenture Shares under the Purchase Agreement to Merck except that, as provided in Section 14.6 of the Purchase Agreement, EM Laboratories shall be jointly and severally liable with Merck for the performance of the obligations of EM Laboratories under the Purchase Agreement.

             2.2     Merck hereby accepts and assumes all of the obligations and
duties of EM   Laboratories with respect to the Debenture and the Debenture
Shares under the Purchase Agreement and agrees to perform and discharge the same in accordance with the terms thereof.

             SECTION 3.   Miscellaneous

             3.1 A copy of this Agreement shall be delivered to VWR and VWR shall be entitled to rely on the undertakings herein made.

             3.2 This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of New York, without reference to its conflict of laws principles.

             IN WITNESS WHEREOF, the parties have duly executed this Assignment and Assumption Agreement on the date first above written.




                                       EM LABORATORIES,
INCORPORATED


                                       By: /s/ Walter W. Zywottek
                                       Name:  Walter W. Zywottek
                                       Title:  President and Chief
					        Executive Officer




                                       MERCK KGaA


                                       By: /s/ Harald J. Schroeder
                                       Name:  Harald J. Schroeder
                                       Title: Vice-Chairman


                                       By: /s/ Dietrich Ruh
                                       Name:  Dietrich Ruh
                                       Title: Director

EXHIBIT B

VWR CORPORATION SUBORDINATED DEBENTURE DUE SEPTEMBER
15, 2005, dated September 15, 1995

             THE SECURITIES REPRESENTED BY THIS
       INSTRUMENT HAVE NOT BEEN REGISTERED UNDER
       THE SECURITIES ACT OF 1933, AND NEITHER THE
       SECURITIES NOR ANY INTEREST THEREIN MAY BE
       SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE
       OF SUCH REGISTRATION OR AN EXEMPTION
       THEREUNDER.  THIS DEBENTURE IS NOT
       TRANSFERABLE EXCEPT TO AN AFFILIATE OF EM
       INDUSTRIES, INCORPORATED.  THE SECURITIES
       REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO
       A COMMON SHARE AND DEBENTURE PURCHASE
       AGREEMENT DATED MAY 24, 1995 AND A STANDSTILL
       AGREEMENT DATED FEBRUARY 27, 1995, AS AMENDED
       SEPTEMBER 15, 1995 (COPIES OF WHICH AGREEMENTS
       ARE ON FILE WITH THE SECRETARY OF THE
       COMPANY) WHICH PROVIDE, AMONG OTHER THINGS,
       FOR CERTAIN RESTRICTIONS ON TRANSFER THEREOF.
       ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE
       WITH SUCH AGREEMENTS SHALL BE VOID.


                      VWR CORPORATION

                    SUBORDINATED DEBENTURE
                    Due September 15, 2005


September 15, 1995                                       $135,000,000.00

No. 1


       VWR CORPORATION, a Pennsylvania corporation (hereinafter called the "Company"), for value received, hereby promises, subject to Article 3 hereof, to pay to the Holder (as defined below) on September 15, 2005 the principal amount of One Hundred Thirty-five Million and 00/100's Dollars ($135,000,000.00), in such coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts, at the principal office of the Company, and, subject to Article 3 hereof, to pay interest on the unpaid portion of said principal amount on each Interest Payment Date (as defined below) commencing on December 1, 1995, at said office, pursuant to the terms and conditions of, and in the manner described in, Section 2.1 hereof.

                                ARTICLE 1

                               DEFINITIONS

       SECTION 1.1. Definitions. The terms defined in this Article whenever used in this Debenture shall have the respective meanings hereinafter specified.

       (a) "Administrative Agent" shall have the meaning set forth in the Bank Credit Agreement.

       (b)   "Affiliate" shall have the meaning set forth in the Purchase
Agreement.

       (c) "Bank Credit Agreement" shall mean that certain Credit Agreement, dated as of September 14, 1995, by and among the Company, VWR Scientific of Canada Ltd., Scientific Holdings Corp. and VWR Scientific International Corporation, as Borrowers; the several lenders from time to time parties thereto; CoreStates Bank, N.A., as Administrative Agent and Collateral Agent; Bank of America National Trust and Savings Association, as Syndication Agent; PNC Bank, National Association as Documentation Agent, BA Securities, Inc., as Arranger; and Seattle-First National Bank, as Lead Manager, as the same may be amended, supplemented or otherwise modified from time to time.

       (d) "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, 11 U.S.C. et seq., or any successor statute thereto.

       (e) "Commitment" shall have the meaning set forth in the Bank Credit Agreement.

       (f) "Common Shares" shall mean the common shares, par value $1.00, of the Company.

       (g) "Company" shall mean VWR Corporation, a Pennsylvania corporation, and any successor corporation by merger, consolidation, sale or exchange of all or substantially all of the Company's assets, or otherwise.

       (h) "Debenture" shall mean this Subordinated Debenture or such other Subordinated Debenture or Debentures exchanged therefor as provided in
Section 2.2 herein.

       (i) "Debenture Shares" shall have the meaning set forth in Section 2.1(b) herein.

       (j) "Deferred Interest" shall have the meaning set forth in Section 2.1(c) herein.

       (k) "Event of Default" shall have the meaning set forth in Section 7.1 herein.

       (l) "Final Debenture Share Delivery Date" shall have the meaning set forth in Section 2.1(c) herein.

       (m) "Holder" shall mean EM Industries, Incorporated or any Affiliate of EM Industries, Incorporated to which this Debenture is issued or subsequently transferred in accordance with the terms provided herein.

       (n)   "Indebtedness" of any Person shall mean, without duplication:

             (1)    all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business);

          (3) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

          (4) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

          (5) all obligations of such Person as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases;

          (6) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities;

          (7) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock;

          (8) all Indebtedness of others referred to in clauses (1) through (7) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (iii) to supply funds to or in any manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss;
     and

          (9) all Indebtedness referred to in clauses (1) through (7) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     (o)  "Insolvency Event" shall have the meaning set forth in
Section 3.4.

     (p) "Interest Deferral Period" shall have the meaning set forth in Section 2.1(c).

     (q)  "Interest Payment Date" shall have the meaning set forth in
Section 2.1(a).

     (r)  "Obligor" shall have the meaning set forth in Section 3.1.

     (s) "Payment Blockage Notice" shall have the meaning set forth in Section 3.5.

     (t) "Payment Blockage Period" shall have the meaning set forth in Section 3.5.

     (u) "Person" shall mean an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     (v)  "Purchase Agreement" means the Common Share and
Debenture Purchase Agreement, dated May 24, 1995, between the
Company and EM Industries, Incorporated, as assigned by EM Industries, Incorporated to its wholly owned subsidiary and Affiliate, EM
Laboratories, Incorporated pursuant to an Assignment and Assumption Agreement dated June 13, 1995.

     (w)  "Redemption Price" shall have the meaning set forth in
Section 2.4.

     (x) "Representative" shall mean (i) with respect to obligations under the Bank Credit Agreement, the Administrative Agent and (ii) with respect to any other Senior Debt the holder of such Senior Debt or any agent appointed for such Senior Debt under the instrument under which such Senior Debt arose.

     (y)  "Restricted Security" shall have the meaning set forth in
Section 5.2.

     (z)  "SEC" shall mean the United States Securities and Exchange
Commission.

     (aa) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder, all as in effect at the time.

     (ab) "Senior Debt" shall mean:
          (i) all obligations and liabilities of the Company (whether for or on account of principal, reimbursement obligations, accrued and unpaid interest (including without limitation all interest accruing on and after an Insolvency Event, whether or not such interest is allowed as a claim in any proceeding or case involving the Company), fees, expenses, indemnities and other amounts payable under or in connection with the Bank Credit Agreement and all documents or instruments executed in connection therewith, whether outstanding on the date of issuance of this Debenture or hereafter created, assumed or incurred, and shall include all renewals, extensions, refinancings and refundings thereof from time to time; provided that, Senior Debt under this clause (i) shall not include any obligations of the Company for principal or reimbursement obligations to the extent (but only to the extent) such amounts exceed $300,000,000 in principal amount in the aggregate (i.e., not including interest, fees, expenses, indemnities and the like); or

          (ii) all obligations and liabilities of the Company under any and all interest rate protection agreements to the extent such obligations and liabilities are secured by the collateral documents that secure the Company's obligations under the Bank Credit Agreement (or any renewal, extension, refinancing or refunding of the Bank Credit Agreement) and shall include all renewals, extensions, refinancings and refundings thereof from time to time.

     (ac) "Standstill Agreement" shall mean that certain Standstill Agreement, dated February 27, 1995, between the Company and
EM Industries, Incorporated, as assigned by EM Industries, Incorporated to its wholly owned subsidiary and Affiliate, EM Laboratories, Incorporated pursuant to an Assignment and Assumption Agreement dated April 13, 1995, as such Standstill Agreement was amended on September 15, 1995.

     (ad) "Subsidiary" shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.


                     ARTICLE 2

   INTEREST; EXCHANGES AND TRANSFER; REDEMPTION

     SECTION 2.1.   Payment of Interest.
		    --------------------

     (a)  The Company shall pay to the Holder interest, subject to
Article 3 hereof, in the form and manner described in this Section (computed on the basis of a year of 365 or 366 days, as the case may be), on the unpaid principal amount hereof at the rate of 13% per annum on March 1, June 1, September 1 and December 1 of each year (subject to paragraphs (b) and (c) below) during the term of this Debenture (each, an "Interest Payment Date"), commencing on December 1, 1995.

     (b) Beginning on the first Interest Payment Date and on each subsequent Interest Payment Date occurring on or before the Final
Debenture Share Delivery Date (as defined below), subject to clauses (1) and (2) of this paragraph (b), the Company shall pay interest to the Holder in the form of the aggregate number of Common Shares equivalent to the dollar value of the interest due and payable on such Interest Payment Date (collectively, the "Debenture Shares"), at an issue price deemed to be $12.44 per share (the "Debenture Share Issue Price"), until such time (the "Final Debenture Share Delivery Date") as the Company shall have issued and the Holder shall have received the aggregate number of Debenture
Shares needed to increase the total number of Common Shares held by the Holder and its Affiliates, taking into account the Holder's receipt of such Debenture Shares on such date, to 49.89% of the total issued and outstanding Common Shares on such date.

          (1) If, however, the total amount of accrued interest due and payable on such final Interest Payment Date occurring on or before the Final Debenture Share Delivery Date exceeds the dollar amount equal to the product of the total number of Debenture Shares received by the Holder on such Interest Payment Date times the Debenture Share Issue Price, then such excess dollar amount of accrued interest shall be deferred and added to the amount of Deferred Interest (as defined below) and shall become due and payable and shall be paid by the Company as provided in paragraph (e) below.

          (2) No fractional Common Shares will be issued as Debenture Shares in connection with the interest payments provided for in this paragraph (b), but in lieu of such fractional shares, if any, on each Interest Payment Date occurring before the Final Debenture Share Delivery Date an amount of interest equal to the product of the applicable fraction multiplied by the Debenture Share Issue Price shall be deferred and added to the amount of Deferred Interest (as defined below) and shall become due and payable and shall be paid by the Company as provided in paragraph (e) below.

     (c) On each Interest Payment Date occurring during the time period subsequent to the Final Debenture Share Delivery Date but prior to the second anniversary of the issuance of this Debenture (the "Interest Deferral Period"), the interest due and payable on this Debenture, plus such amounts of deferred interest, if any, described in clauses (1) and (2) of paragraph (b) above, shall accrue but shall be deferred (the "Deferred Interest"), and such Deferred Interest shall become due and payable on September 15, 2005, as described in paragraph (e) below.

     (d) On each Interest Payment Date occurring subsequent to the completion of the Interest Deferral Period, the Company shall pay to the Holder interest on the unpaid portion of the principal amount of this Debenture at the interest rate set forth above in paragraph (a) above at the Company's principal office in the coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts. On September 15, 2005, subject to paragraph (e) below, all interest that shall have accrued on the unpaid principal balance of this Debenture subsequent to the final Interest Payment Date shall become due and payable, and the Company shall pay such accrued interest to the Holder at the Company's principal office in the coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts.

     (e) On September 15, 2005, in addition to the accrued interest described in the second sentence of paragraph (d) above, all Deferred Interest shall become due and payable and the Company will pay the Holder the total amount of Deferred Interest, plus interest thereon at the interest rate set forth above in paragraph (a) above, at the Company's principal office in the coin or currency of the United States of America as at the time of payment shall be legal tender for public and private debts.

     (f) If any amount of the principal of, or interest on, this Debenture shall not be paid for a period of 30 days after the date when due, the Company shall pay the Holder interest on such overdue amount at a rate equal to the sum of the interest rate set forth above in paragraph
(a) above plus 5% per annum on the amount thereof from the date when due until such amount shall have been paid in full.

     SECTION 2.2.   Exchange and Registration of Transfer of
Debentures. The Holder may, at its option, surrender this Debenture at the office of the Company and receive in exchange therefor a Debenture or Debentures, each in the denomination of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof, dated as of the date of this Debenture, and payable to such transferee, or order, as may be designated by such Holder. The aggregate principal amount of such Debenture or Debentures exchanged in accordance with this Section shall equal the aggregate unpaid principal amount of this Debenture as of the date of such surrender; provided, however, that upon such exchange there shall be filed with the Company the name and address for all purposes hereof of the Holder or Holders of the Debenture or Debentures delivered in such transfer. This Debenture, when presented for registration of transfer or for exchange or payment, shall (if so required by the Company) be duly endorsed by, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by, the Holder or its attorney duly authorized in writing.

     SECTION 2.3. Loss, Theft, Destruction of Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon receipt of indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture of like tenor and unpaid principal amount dated as of the date hereof. This Debenture shall be held and owned upon the express condition that the provisions of this Section are exclusive with respect to the replacement of a mutilated, destroyed, lost or stolen Debenture and shall preclude any and all other rights and remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement of negotiable instruments or other securities without their surrender.

     SECTION 2.4.   Optional Redemption by the Company.  The
Company at its election, upon notice given as provided in Section 2.5, may redeem this Debenture in whole or in part at any time if it remains outstanding on or after September 15, 2000 at the aggregate principal amount outstanding so to be redeemed, together with accrued interest thereon to the date fixed for such redemption (the "Redemption Price"); provided, however, that the source of funds for such redemption shall be the Company's cash flow and shall not consist in whole or in part of any Indebtedness of the Company incurred for the purpose of funding such redemption. Partial redemptions shall be in an aggregate principal amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof. The amount to be redeemed shall be calculated according to the respective unredeemed principal amount hereof.

     SECTION 2.5. Notice of Redemptions. In the case of any redemption of this Debenture, notice thereof shall be given in writing to the Holder not fewer than 30 nor more than 60 days prior to the date fixed for such redemption, which notice shall specify the date fixed for such redemption and make reference to this Section 2.5 pursuant to which such redemption is to be made. Such notice of redemption and all other notices to be given to the Holder shall be given by registered mail at its designated address.

     Upon notice of any redemption being given as provided in this Section, the Redemption Price shall become due and payable to the

Holder, at the office of the Company on the date specified in such notice and from and after such date (unless the Company shall default in the payment of the Redemption Price) interest shall cease to accrue on this Debenture or portion hereof subject to such notice of redemption.

     SECTION 2.6.   Surrender of Debentures; Notation Thereon.
Upon any redemption of a portion of the principal amount of this Debenture pursuant to Section 2.4, the Holder at its option may require the Company to make and deliver, at the expense of the Company (other than for transfer taxes, if any), upon surrender of this Debenture, a new Debenture payable to the Holder, or to such Person or Persons, or order, as may be designated by the Holder, for the principal amount of this Debenture then remaining unredeemed, dated as of the date to which interest has been paid on the unredeemed principal amount of this Debenture (or, if no interest has been paid hereon, then dated as of the date of this Debenture), or may present this Debenture to the Company for notation hereon of the payment of the portion of the principal amount so redeemed. The Company may, as a condition of payment of all or any of the principal of or interest on this Debenture, require the Holder to present this Debenture for notation of such payment and, if this Debenture be paid in full, require the surrender hereof.

     SECTION 2.7.   Who Deemed Absolute Owner.  The
Company may deem the Person in whose name this Debenture shall be registered upon the registry books of the Company to be, and may treat it as, the absolute owner of this Debenture (whether or not this Debenture shall be overdue) for the purpose of receiving payment of or on account of the principal of this Debenture and for all other purposes, and the Company shall not be affected by any notice to the contrary. All such payments shall be valid and effectual to satisfy and discharge the liability upon this Debenture to the extent of the sum or sums so paid.

                     ARTICLE 3

                   SUBORDINATION

     The payment of this Debenture shall be subject to the following restrictions:

     SECTION 3.1.   Agreement to Subordinate.  Anything in this
Debenture or the Purchase Agreement to the contrary notwithstanding, the Company agrees, and by accepting this Debenture the Holder agrees, that the indebtedness evidenced by this Debenture is subordinate and subject in right of payment, to the extent and in the manner provided in this
Article 3, to the prior payment in full in cash of all Senior Debt and that the subordination is for the benefit of and enforceable by the holders of Senior Debt. This Debenture shall in all respects rank pari passu with all other present and future unsecured and unsubordinated obligations of the Company, and only Senior Debt shall rank senior to this Debenture. The subordination provided herein is absolute, unconditional and irrevocable irrespective of:

     (a)  any failure of, or delay by, a holder of Senior Debt:

          (i) to assert any claim or demand or to enforce any right, power or remedy against the Company or any other Person primarily or secondarily liable with respect to the Senior Debt (an "Obligor"); or

          (ii) to exercise any right, power or remedy against the Company or any Obligor or any collateral securing any Senior
     Debt;

     (b) any change in the time, manner, or place of payment of, or in any other term of, all or any Senior Debt;

     (c) any reduction, limitation, impairment, or termination of any Senior Debt for any reason, including any claim of waiver, release, surrender, alteration or compromise;

     (d) any amendment to, rescission, waiver, or other modification of, or any consent to departure from, any of the terms of the Bank Credit Agreement or any other document under which Senior Debt is incurred;

     (e) any addition, exchange, release, surrender or nonperfection of any collateral securing any Senior Debt; or

     (f) any other circumstances which might otherwise constitute a defense available to, or a legal or equitable discharge of, or otherwise prejudicially affect the subordination herein provided.

     SECTION 3.2.   Reinstatement, etc.  The subordination
provisions of this Article 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any Senior Debt is rescinded or must otherwise be restored by the holder of such Senior Debt upon any Insolvency Event (as herein defined) or otherwise, all as though such payment had not been made.

     SECTION 3.3. Certain Waivers. The Holder hereby waives promptness, diligence, notice of acceptance, and any other notice with respect to any of the Senior Debt and any requirement that any holder of the Senior Debt (or any agent therefor) protect, secure, perfect, or insure any lien, security interest or similar encumbrance or any property subject thereto, or exhaust any right or take any action against the Company, any Obligor or any other Person or any collateral securing any Senior Debt; provided, that the Company shall send, or cause the Administrative Agent to send, to the Holder, at the following address (or such other address as the Holder shall notify the Company and the Administrative Agent in writing): c/o EM Industries, Incorporated, 5 Skyline Drive, Hawthorne,
New York 10532, a copy of any Payment Blockage Notice or notice of acceleration of the principal amount owed under the Bank Credit
Agreement promptly after the same is sent by the Administrative Agent to the Company; provided, that the failure of the Company or the Administrative Agent to send to the Holder a copy of such notice shall not affect or impair in any respect the rights of any holder of Senior Debt hereunder or the extent or scope of the subordination provisions herein.

     SECTION 3.4.   Insolvency, Bankruptcy, Dissolution of
Company. Upon any payment or distribution (whether in cash, securities or other property) to creditors of the Company in the event of (i) any winding-up, insolvency, bankruptcy, liquidation or reorganization of the Company, whether voluntary or involuntary, (ii) any proceeding or case for reorganization, liquidation, bankruptcy, dissolution or other winding-up of the Company or its assets, whether or not involving insolvency or bankruptcy, (iii) any assignment by the Company for the benefit of creditors or (iv) any receivership or other similar proceeding or any marshalling of assets of the Company (each, an "Insolvency Event"):

     (a) all Senior Debt shall first be paid in full in cash (including without limitation the cash collateralizing at 105% of the face amount of any obligations under outstanding letters of credit) before the Holder shall be entitled to receive any payment or other distribution on or in respect of this Debenture; and

     (b) until all Senior Debt is paid in full in cash (including without limitation the cash collateralizing at 105% of the face amount of any obligations under outstanding letters of credit), any payment or distribution to which the Holder would be entitled but for this Article 3 (whether in cash, property, securities or whatever) shall be made to holders of Senior Debt as their interests may appear, except that the Holder may receive shares of the Company as reorganized or readjusted or securities of the Company or any other corporation if (i) in the case of securities, the payment of such securities is subordinate to Senior Debt to at least the same extent as this Debenture is subordinate to Senior Debt and (ii) in the case of stock or securities, such stock or securities are issued pursuant to a plan of reorganization which does not alter, amend or impair (as defined in Section 1124 of the Bankruptcy Code) the rights of any holder of Senior Debt.

     SECTION 3.5.   Default on Senior Debt
		    ----------------------

     (a) The Company may not pay the principal of, premium, if any, or interest on, this Debenture or make any deposit in respect of this Debenture and may not repurchase, redeem or otherwise retire this Debenture (collectively, "pay this Debenture") if:

          (i)  any Senior Debt is not paid when due,

          (ii) there shall be a default under the Bank Credit
     Agreement with respect to the following financial covenants, which covenants are currently set forth in Sections 9.1 (a) through (e) therein: (v) Maintenance of Consolidated Net Worth, (w) Minimum Consolidated EBITDA, (x) Interest Coverage Ratio, (y) Senior Leverage Ratio or (z) Fixed Charge Coverage Ratio, or

          (iii) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in each case, the default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash (including without limitation the cash collateralizing at 105% of the face amount of any obligations under outstanding letters of credit) and any commitment in connection with such Senior Debt to extend further loans or credit to the Company or any Affiliate thereof shall have been terminated (including without limitation, with respect to obligations under the Bank Credit Agreement, the termination of the Commitment).

During the continuation of any default (other than a default described in clauses (i), (ii) or (iii) above) with respect to any Senior Debt, pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay this Debenture for a period (a "Payment Blockage Period") commencing upon the receipt by the Company of written notice of such default from a Representative of such Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage
Notice") and ending 179 days thereafter (or earlier if such Payment
Blockage Period is terminated (i) by written notice to the Company from the Representative which gave such Payment Blockage Notice, (ii) by repayment in full in cash of such Senior Debt (including without limitation the cash collateralizing at 105% of the face amount of any obligations under outstanding letters of credit) and the termination of any commitment in connection with such Senior Debt to extend further loans or credit to the Company or any Affiliate thereof (including without limitation, with respect to obligations under the Bank Credit Agreement, the termination of the Commitment) or (iii) because the default specified in such Payment Blockage Notice is no longer continuing, as verified in writing by the Representative that sent such Payment Blockage Notice). Notwithstanding the immediately preceding sentence (but subject to the provisions contained in the first sentence of this Section), unless the holders of such Senior Debt or the Representative of such holders shall have accelerated the maturity of such Senior Debt, the Company shall resume payments
(including any missed payments) on this Debenture after the end of such Payment Blockage Period unless such payment is otherwise prohibited under this Article 3. Multiple Payment Blockage Periods may be imposed so long as (x) the cumulative period covered by all such Payment Blockage Periods does not exceed 179 days in any 365 consecutive-day period and
(y) no more than one Payment Blockage Period may result from the same default.

     (b) The failure to make a payment or distribution on this Debenture by reason of this Article 3 shall not be construed or deemed to prevent the occurrence of an Event of Default hereunder; provided that any acceleration of payment of this Debenture resulting therefrom shall be rescinded if and when the following conditions shall be simultaneously satisfied: (i) each payment or distribution which gave rise to such event of default shall be made, and (ii) no other such event of default shall have occurred.

     SECTION 3.6.   Subordinated Acceleration; Standstill.
		    -------------------------------------

     (a) Holder agrees to give the Administrative Agent under the Bank Credit Agreement not less than 5 days' prior notice of its intention to accelerate the maturity of this Debenture pursuant to Section 6.2 hereof.

     (b) Holder will not for a period of 90 days following an acceleration of this Debenture (other than such acceleration resulting from the acceleration of a majority in principal amount of the then outstanding amount of Senior Debt) pursue or exercise any other right, power or remedy under this Debenture, the Purchase Agreement or applicable law.

     SECTION 3.7. Turnover. If Holder receives any payment or other distribution on this Debenture (whether in cash, property, securities or whatever) at a time when such payment or distribution should not have been made to Holder by reason of this Article 3, such payment or distribution shall be deemed to have been received and held in trust for the benefit of the holders of the Senior Debt, and shall be segregated from other property of Holder and be paid and delivered as promptly as practicable to the holders of the Senior Debt, as their interests may appear, for application to, or collateral for, the payment or prepayment of the Senior Debt.

     SECTION 3.8. Subrogation. If all Senior Debt has been paid in full in cash (including without limitation the cash collateralizing at 105% of the face amount of any obligations under outstanding letters of credit) and any commitment in connection with such Senior Debt to extend further loans or credit to the Company or any Affiliate thereof shall have been terminated (including without limitation, with respect to obligations under the Bank Credit Agreement, the termination of the Commitment), then until this Debenture is paid in full, Holder shall be subrogated to all rights of holders of Senior Debt, including the right to receive payments or distributions in respect thereof. A payment or distribution made to holders of Senior Debt pursuant to this Article 3 which otherwise would have been made to Holder shall not be construed or deemed, as between the Company and Holder, a payment or distribution in respect of Senior
Debt.

     SECTION 3.9. Relative Rights. This Article 3 defines the relative rights of Holder and the holders of Senior Debt. Nothing herein shall:

     (a) impair, as between the Company and Holder, the obligation of the Company, which is absolute and unconditional, to pay principal of, premium, if any, and interest on this Debenture in accordance with its terms; or

     (b)  except as otherwise expressly provided herein, prevent
Holder from exercising its available remedies upon a default, subject to the rights of holders of Senior Debt to receive distributions otherwise payable to Holder.

     SECTION 3.10.       Subordination May Not be Impaired
No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by this Debenture shall at any time in any way be prejudiced or impaired by an act or omission in good faith by a holder of Senior Debt (or any agent therefor), or by any act or failure to act by the Company or by the Company's failure to comply with this Debenture.

     SECTION 3.11.       Reliance by Holders of Senior Debt
on Subordination Provisions. Holder by accepting this Debenture acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of this Debenture, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.

	                     ARTICLE 4

	   RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS


     SECTION 4.1.   Restrictive Legend.  Unless and until
otherwise permitted by this Section, any certificate for Debenture Shares initially issued pursuant to this Debenture and any certificate for Common Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS
     CERTIFICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AND
     NEITHER THE SECURITIES NOR ANY INTEREST
     THEREIN MAY BE SOLD OR OTHERWISE
     TRANSFERRED IN THE ABSENCE OF SUCH
     REGISTRATION OR AN EXEMPTION THEREUNDER.
     THE SECURITIES REPRESENTED BY THIS
     CERTIFICATE ARE SUBJECT TO A COMMON SHARE
     AND DEBENTURE PURCHASE AGREEMENT DATED
     MAY 24, 1995 AND A STANDSTILL AGREEMENT
     DATED FEBRUARY 27, 1995, AS AMENDED
     SEPTEMBER 15, 1995 (COPIES OF WHICH
     AGREEMENTS ARE ON FILE WITH THE SECRETARY
     OF THE COMPANY) WHICH PROVIDE, AMONG
     OTHER THINGS, FOR CERTAIN RESTRICTIONS ON
     TRANSFER THEREOF.  ANY SALE OR OTHER
     TRANSFER NOT IN COMPLIANCE WITH SUCH
     AGREEMENTS SHALL BE VOID.


     SECTION 4.2.   Restrictions on Transfer; Notice of Proposed
Transfers; Opinion of Counsel.
-----------------------------------------------------------------

          (a) This Debenture is not transferable to any Person who is not an Affiliate of EM Industries, Incorporated.

          (b) Prior to any transfer or attempted transfer of this Debenture or any Debenture Shares held by a Holder before such Debenture or Debenture Shares have been registered under the Securities Act in accordance with the terms of this Debenture, the Holder shall give written notice to the Company of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer. Any sale or other transfer not in compliance herewith shall be void.

          (c) For so long as the transfer restrictions set forth in the Purchase Agreement, Standstill Agreement or this Debenture are in effect, any certificate evidencing Debenture Shares issued upon transfer (each, a "Restricted Security") shall bear the restrictive legend set forth in
Section 4.1, provided, however, that in the event counsel for the Company shall opine that the removal of any legend (or part thereof) required to appear on any certificate pursuant to the Purchase Agreement from the certificates representing the Common Shares is permissible, the Company shall remove from such certificates all legends no longer required and shall rescind any stop-transfer instructions previously communicated to its transfer agent relating to such certificates.

     SECTION 4.3. Registration Rights. The Company shall have no obligation to the Holder of any Restricted Security to cause or consent to the registration of any such security under the Securities Act, except to the extent set forth in the Standstill Agreement.


	                     ARTICLE 5

        	             COVENANTS

     The Company covenants and agrees that so long as this Debenture shall be outstanding:

     SECTION 5.1.   Payment of Debenture; Source of Funds.  The
Company will punctually pay or cause to be paid the principal of, or interest on, this Debenture according to the terms hereof. The source of funds for all such payments of principal and interest shall be the Company's cash flow and shall not consist in whole or in part of any Indebtedness of the Company.

     SECTION 5.2. Notice of Default. If any one or more events occur which constitute or which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if the Holder shall demand payment or take any other action permitted upon the occurrence of any such Event of Default, the Company will forthwith give notice to the Holder, specifying the nature and status of the Event of Default or other event or of such demand or action, as the case may be.

     SECTION 5.3.  Sufficient Number of Authorized Common Shares.
The Company will at all times have authorized and reserved for issuance a sufficient number of Common Shares to provide for the issuance of the Debenture Shares as provided herein.

     SECTION 5.4. Insurance. The Company will carry and maintain in full force and effect at all times with insurers the Company reasonably believes to be financially sound and reputable such insurance in such amounts as is customary in the respective industries of the Company and such subsidiaries.


                	     ARTICLE 6

	                     REMEDIES

     SECTION 6.1.   Events of Default.  "Event of Default"
wherever used herein means any one of the following events:

          (a) default in the due and punctual payment of the principal of, interest on, or any other amount owing in respect of, this Debenture when and as the same shall become due and payable, and continuance of such default for a period of thirty (30) calendar days; or

          (b) default in the performance or observance of any covenant or agreement of the Company in this Debenture (other than a covenant or agreement a default in the performance of which is specifically provided for elsewhere in this Section), and the continuance of such default for a period of thirty (30) calendar days after there has been given to the Company by a Holder a written notice specifying such default and requiring it to be remedied; or

          (c) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the Bankruptcy Code or any other applicable
Federal or state law, or appointing a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 calendar days; or

          (d) the institution by the Company or any Subsidiary of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Code or any other applicable
Federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

          (e)  any principal with respect to other Indebtedness
(other than Senior Debt) of the Company or any Subsidiary exceeding $1,000,000 is not repaid within any applicable grace period after its final maturity date or becomes due and payable by reason of default before its final maturity date.

     SECTION 6.2.   Acceleration of Maturity.  If an Event of
Default occurs and is continuing, then and in every such case the Holder may, subject to the restrictions contained in Article 3, declare the principal of this Debenture to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration the principal of this Debenture shall become immediately due and payable.

     SECTION 6.3. Remedies Not Waived. No course of dealing between the Company and the Holder or any delay in exercising any rights hereunder shall operate as a waiver by the Holder.

	                     ARTICLE 7

        	           MISCELLANEOUS

     SECTION 7.1. Register. The Company shall keep at its principal office a register in which the Company shall provide for the registration of this Debenture.

     SECTION 7.2.   Governing Law.  This Debenture shall be
exclusively governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to the conflicts of laws principles thereof.

     SECTION 7.3.   Headings.  The headings of the Articles and
Sections of this Debenture are inserted for convenience only and do not constitute a part of this Debenture.

          IN WITNESS WHEREOF, the Company has caused this Debenture to be signed by its duly authorized officer under its corporate seal, attested by its duly authorized officer, on the date of this Debenture.

                              VWR CORPORATION

                              By:  /s/ Jerrold B. Harris
                              Name:  Jerrold B. Harris
                              Title:  President and Chief
				       Executive Officer
Attest


By:  /s/ Walter S. Sobon
Name:  Walter S. Sobon
Title:  Secretary

[Corporate Seal]

EXHIBIT C

AMENDMENT NUMBER ONE TO THE STANDSTILL AGREEMENT, dated September 15, 1995, by and among VWR Corporation, EM
Industries, Incorporated and EM Laboratories, Incorporated.

      AMENDMENT NUMBER ONE TO THE STANDSTILL AGREEMENT


          This Amendment Number One to the Standstill Agreement
(the "Amendment") made this 15th day of September, 1995 by and among VWR Corporation ("VWR"), a Pennsylvania corporation, EM Industries, Incorporated ("EMI"), a New York corporation, and EM Laboratories, Incorporated ("EM Laboratories"), a New York corporation,

               W I T N E S S E T H:

          WHEREAS, EMI and VWR entered into a Standstill
Agreement dated February 27, 1995 (the "Standstill Agreement");

          WHEREAS, pursuant to an Assignment and Assumption
Agreement dated April 13, 1995, and in conformity with Section 10.4 of the Standstill Agreement, EMI assigned its rights and delegated its duties and obligations under the Standstill Agreement to EM Laboratories and EM Laboratories accepted such assignment and delegation; and WHEREAS, accordingly, all references to EMI in the Standstill
Agreement refer to EM Laboratories as assignee as well as to EMI, and EMI and EM Laboratories are jointly and severally liable for the performance of the obligations of EM Laboratories under the Standstill Agreement;

          WHEREAS, Section 10.5 of the Standstill Agreement provides that the Standstill Agreement may be amended by a written agreement signed by VWR and EMI; and

          WHEREAS, VWR, EMI and EM Laboratories have agreed to amend the Standstill Agreement as provided herein,

          NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the parties agree that the Standstill Agreement shall be amended as of the date hereof as follows:


SECTION. 1.    To the Recitals there shall be added Recital D, which
shall read in its entirety as follows:

     "D.  Company and EMI have entered into a Common
     Share and Debenture Purchase Agreement dated May 24, 1995, pursuant to which, among other things, Company shall issue and sell to EMI additional Common Stock (as defined below) of Company and a subordinated debenture (the 'Debenture')."


SECTION 2.To Article 1 there shall be added the following sentence, which shall be set forth immediately after the caption "DEFINITIONS":

     "Capitalized terms used but not defined herein shall have the meaning set forth, as the case may be, in the Common

     Share and Warrant Purchase Agreement (as defined below) or the Common Share and Debenture Purchase Agreement
     (as defined below)."


SECTION 3.To Article 1 there shall be added the following definitions, the other sections of Article 1 being renumbered accordingly, which new definitions shall read in their entirety as follows:

     "1.3. Agreement. 'Agreement' means this Standstill Agreement, as it may be from time to time modified, amended, altered or supplemented by written agreement of the parties as provided in Section 10.5."

     "1.10.Common Share and Debenture Purchase Agreement.
     'Common Share and Debenture Purchase Agreement' means the Common Share and Debenture Purchase
     Agreement, dated May 24, 1995, between Company and
     EMI."

     "1.31.Second Closing Date. 'Second Closing Date' means the date the acquisition of the Common Stock and Debenture by Purchaser is consummated pursuant to the terms of the Common Share and Debenture Purchase
     Agreement."


SECTION 4.Section 1.10 of the Agreement shall be renumbered Section
1.12 shall be amended to read, in its entirety, as follows:

     "1.12. Common Stock Equivalents. 'Common Stock Equivalents' means the sum of the following, determined at any time during the term of this Agreement: (a) the total number of shares of issued and outstanding Common Stock, plus (b) the number of votes which may be cast for the election of directors (whether directly or by formula) as a result of ownership of any Voting Securities other than Common Stock; provided, however, that the votes described in (b) above shall not be included in Common Stock Equivalents until the Voting Securities other than Common Stock are able to be voted for the election of directors."


SECTION 5.The second sentence of Section 2.2 shall be amended to read in its entirety as follows:

     "The 'Percentage Limitation' shall be 49.89% of the Common Stock Equivalents."


SECTION 6.Section 2.7(e) shall be amended to read in its entirety as follows:

     "(e) If Company does not elect to purchase shares from Purchaser, or elects to purchase only a portion of the shares under Section 2.7(b), Purchaser shall be entitled to retain the shares over the Percentage Limitation but the Percentage Limitation shall remain 49.89%."

SECTION 7.Section 2.10 shall be amended to read in its entirety as follows:

     "2.10  Requirements for Tender Offers.  Whenever
     Purchaser shall make a tender offer for shares of Common
     Stock under Section 2.9:

     "(a) Purchaser shall not commence any such tender offer unless acceptance of Purchaser's offer shall have been recommended to the shareholders by a majority vote of the Unaffiliated Directors; and

     "(b) Purchaser may not close the acquisition of the tendered shares unless all of the following requirements have been satisfied:

          "(i) Purchaser's offer shall have been made to all holders of Common Stock;

          "(ii) Purchaser shall offer to purchase for cash all shares tendered; and

          "(iii) Purchaser's offer shall have been accepted by shareholders owning not less than a majority of the outstanding Common Stock.

     "(c) With respect to calculating whether Purchaser's offer has been accepted by shareholders owning a majority of the outstanding Common Stock, Common Shares beneficially owned by Purchaser shall be excluded from the outstanding
     Common Stock."


SECTION 8.Section 4.1(a) shall be amended so that the legend set forth therein shall read in its entirety as follows:

     "THE SHARES REPRESENTED BY THIS
     CERTIFICATE HAVE NOT BEEN REGISTERED
     UNDER THE SECURITIES ACT OF 1933, AS
     AMENDED, OR ANY APPLICABLE STATE
     SECURITIES LAW AND ARE SUBJECT TO THE
     RESTRICTIONS ON DISPOSITION SET FORTH IN
     AND TO THE OTHER PROVISIONS OF A COMMON
     SHARE AND WARRANTY PURCHASE AGREEMENT,
     DATED FEBRUARY 27, 1995, BETWEEN VWR
     CORPORATION AND EM INDUSTRIES,
     INCORPORATED, AND A COMMON SHARE AND
     DEBENTURE PURCHASE AGREEMENT, DATED
     MAY 24, 1995, BETWEEN VWR CORPORATION AND
     EM INDUSTRIES, INCORPORATED, AND A
     STANDSTILL AGREEMENT, DATED FEBRUARY 27,
     1995, BETWEEN VWR CORPORATION AND EM
     INDUSTRIES, INCORPORATED, AS AMENDED ON
     SEPTEMBER 15, 1995.  COPIES OF SUCH
     AGREEMENTS ARE ON FILE AT THE RESPECTIVE
     OFFICES OF VWR CORPORATION AND EM
     INDUSTRIES INCORPORATED."

SECTION 9.Section 6.1 shall be amended to read in its entirety as follows:

     "6.1.  Size of Board; Proportionate Representation.  (a)
     On or before the Second Closing Date, the Company shall take all requisite action, including without limitation increasing or decreasing the number of seats on the Board, to grant EMI the right, at EMI's option, to nominate such number of directors to the Board as shall ensure that EMI shall have the right to maintain Board representation at all times commensurate with the aggregate proportion of Common Shares owned by EMI and its Affiliates.

     "(b) At any time when EMI shall exercise its option to appoint directors, as described in paragraph (a) above, the Company shall take all requisite action to cause the election, effective immediately, of the individuals designated by EMI to fill the number of seats on the Board that shall be proportionate to the aggregate Common Share ownership of EMI and its Affiliates."


SECTION 10. Section 6.2 shall be amended to read in its entirety as follows:

     "6.2 Terms. EMI shall advise Company as necessary, from time to time, which of the Affiliated Directors shall have a term expiring at the second annual meeting of shareholders of Company next following the Second
     Closing Date, and which shall have a term expiring at the third such annual meeting. After the term of any Affiliated Director expires, his or her successor shall serve a term of three (3) years as provided in the Restated Articles of Incorporation of Company."


SECTION 11. Section 8.1(a) shall be amended to read in its entirety as follows:

     "(a) Purchaser's completion of a tender offer in accordance with Section 2.10, provided, that Purchaser's offer shall have been recommended to the shareholders by a majority vote of the Unaffiliated Directors and shall have been accepted by shareholders owning not less than a majority of the outstanding Common Stock, as provided in such Section; or".


SECTION 12.    The proviso set forth in the second sentence of
Section 10.4 shall be amended to read in its entirety as follows:

     ". . . provided, however, that EMI may assign its rights and delegate its duties and obligations under this Agreement without such consent to an Affiliate of EMI, which Affiliate (referred to herein as the "Assignee") may, following duly authorized execution and delivery of an agreement assuming the obligations of EMI hereunder reasonably satisfactory to Company, accept title to the Shares and/or Warrant
     Shares."

SECTION 13. This Amendment shall be exclusively governed by, construed in accordance with, and interpreted according to the substantive law of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws.


SECTION 14. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, VWR, EMI and EM
Laboratories have caused this Amendment to be executed on the date first above written.


                              VWR CORPORATION

                              By: /s/ Jerrold B. Harris
                              Name:  Jerrold B. Harris
                              Title:  President and Chief
					Executive Officer


                              EM INDUSTRIES, INCORPORATED

                              By:  /s/ Walter W. Zywottek
                              Name:  Walter W. Zywottek
                              Title:  President and Chief
					Executive Officer


                              EM LABORATORIES, INCORPORATED

                              By:  /s/ Walter W. Zywottek
                              Name:  Walter W. Zywottek
                              Title:  President and Chief
					Executive Officer